Exhibit 24
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                                  CONSTITUTION

                                    OF PLEDGE

                     On Olivetti S.p.A. Shares And Warrants

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          Constitution Of Pledge On Olivetti S.p.A. Shares And Warrants

                                     BETWEEN

Olimpia S.p.A., a company constituted in Italy, with registered office in Milan, with a capital of EURO 1,400,000,000=, recorded under No. 03232190961 in the Registry of Companies of Milan, tax identification number and VAT code No. 03232190961 (hereinafter "Constituent");

                                       AND

IntesaBci S.p.A., with registered office in Milan, Piazza Paolo Ferrari, 10, with a capital of Liras 6,628,613,716,000=, recorded under No. 00799960158 in the Registry of Companies held by the C.C.I.A.A. [Commercial Court] of Milan, tax identification number No. 00799960158, VAT code No. 10810700152, a bank recorded in the Roster of Banks and a member of Gruppo Bancario Intesa, which acts in this pledge agreement through its Branch of Milan, C.so di P.ta Nuova 7, 20121 Milan, a fiscal resident of Italy (hereinafter "IntesaBci");

Unicredit Banca Mobiliare S.p.A., with registered office at via Tommaso Grossi, 10 Milan, capital of EURO 232,405,000=, recorded under No. 182724 in the Registry of Companies held by the C.C.I.A.A. of Milan, R.E.A. No. 1592305, VAT code No. 12874220150, a bank recorded in the Roster of Banks and a member of Gruppo Bancario Unicredito Italiano, which acts in this contract through its Middle Office Large Corporate, a fiscal resident in Italy (hereinafter "UBM");

Banca di Roma S.p.A., with registered office in Rome, via M. Minghetti, 17, capital EURO 1,365,803,392=, recorded under No. 00644990582 of the Registry of Companies held by C.C.I.A.A. of Rome, tax identification number No. 00644990582, VAT code No. 00919681007, a bank recorded in the Roster of Banks and a member of Gruppo Bancario Bancaroma, a fiscal resident in Italy (hereinafter "Banca di Roma");

Banca Cassa di Risparmio di Torino S.p.A., with registered office at via XX Settembre, 31, Turin, capital of Liras 1,000,000,000,000=, recorded under No. 00773580014 in the Registry of Companies held by the C.C.I.A.A. of Turin, tax identification number and VAT code No. 00773580014, a bank recorded in the Roster of Banks and a member of Gruppo Bancario Unicredito, which acts in this contract through its own Credit Department - Special Corporate Credits, a fiscal resident in Italy (hereinafter "CRT");

Rolo Banca 1473 S.p.A., with registered office at via Zamboni, 20, capital of EURO 253,174,292.28=, recorded under No. 00303060370 in the Registry of Companies held by the C.C.I.A.A. of Bologna, tax identification number and VAT code No. 00303060370, a bank recorded in the Roster of Banks and a member of Gruppo Bancario Unicredito Italiano, which acts in this contracted through its own Branch of Brescia 1, with registered office at via Porcellaga, 2, Brescia, a fiscal resident in Italy (hereinafter "Rolo Bank");



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                                    RECITALS:

1.      THE GUARANTEED FINANCING

(A) The Secured Creditors (as defined infra (and, among them, Banca di Roma S.p.A. in the capacity of "Facility Agent," "Security Agent" and "Collateral Monitoring Agent") have granted to the Constituent, subordinately, inter alia, the constitution of a pledge on the shares and financial instruments referred to herein, a financing of EURO 1,800,000,000= (one billion eight hundred million) by the signing in London (UK) of a financing contract titled "REVOLVING FACILITY AGREEMENT" on October 30, 2001. Said contract will hereinafter be referred to as the "Financing Agreement."

(B) The above financing has been granted in the form of a revolving credit opening for a total amount of EURO 1,800,000,000= (one billion eight hundred million), and can be used for periods of one, three or six months, with power of reuse of the amounts reimbursed.

(C) The interest rate on every use and for every interest period is equivalent to EURIBOR, as determined from time to time therein, plus a variable margin from a minimum of 1.20% (one point twenty percent) to a maximum of 2.25% (two point twenty-five percent) on an annual basis.

(D) The late interest rate applicable to the financing described above is equal to the interest rate that would have been applicable from time to time on the amounts due, plus an additional margin of 1%.

(E) The opening of the credit granted under the Financing Agreement must be reimbursed in full at the latest on the date falling 60 (sixty) months after the signing date of the Financing Agreement.

2.      FINANCIAL INSTRUMENTS GIVEN AS SURETY

(A) The Constituent owns 1,701,802,250= common shares of Olivetti S.p.A., a company with registered office in Ivrea (TO), Via Jervis 77, which shares, altogether, represent a holding of 23.34% (twenty-three point thirty-four percent) of the capital of Olivetti S.p.A.

(B) The Constituent also owns 68,409,125 warrants related to the common shares of Olivetti S.p.A.

(C) The shares and the warrants described in Recitals 2 (A) and (B) above are included in the centralized management system under dematerialization, pursuant to Article 28 et seq., Legislative Decree No. 213 of June 24, 1998.

(D) The shares and warrants described in Recitals 2 (A) and (B) above are, as of the signing date of this contract, subject to pledge constituted under the contract of "Constitution of Pledge on Olivetti S.p.A. Shares and Warrants" (the "Prior Pledge") executed by exchange of correspondence in Milan, October 3, 2001 between Olimpia S.p.A., as constituent and IntesaBci S.p.A., Unicredito Italiano S.p.A. and Credito Italiano S.p.A. as secured creditors.



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(E)     The shares and warrants described in Recitals 2 (A) and (B) above are deposited with Credito Italiano S.p.A., registered office in Genoa and General Management in Milan, Via Broletto 16, and will be transferred on the Release Date of the Prior Pledge (as defined infra) to Banca di Roma S.p.A., as authorized intermediary pursuant to Legislative Decree No. 58 of February 24, 1998, Title V of Legislative Decree No. 213 of June 24, 1998, and CONSOB Regulation No. 11768.

(F) In connection with the above, as surety for any credit arising from the Financing Agreement, the Constituent intends to grant in pledge and hereby grants in pledge, as more specifically indicated, the shares and warrants described in Recitals 2 (A) and (B).

WITH THESE RECITALS, it is agreed and stipulated as follows:

1.      RECITALS AND DEFINITIONS

1.1 The above recitals constitute an integral and substantial part of this instrument.

1.2 The terms given a specific meaning in Article 1.1 - Definitions of the Financing Agreement will have the same meaning when used with initial capital letter in the body of this instrument.

1.3 The headings of the articles have been inserted exclusively for easy consultation and must not be taken into consideration for the interpretation of the provisions hereof.

1.4     In the body of this instrument:

        1.4.1   "Olivetti Shares" means Olivetti common shares.

        1.4.2 "Secured Creditors" means the original beneficiaries of the guarantee constituted herein, to wit: IntesaBci, UBM, Banca di Roma, CRT, Rolo Banca, and any of their successors, universal or particular, assigns or beneficiaries in their respective contractual positions pursuant to the Secured Relationships or part thereof, including any entity which becomes a party to the Financing Agreement at the time of its syndication in the banking market.

        1.4.3 "Release Date of the Prior Pledge" means the day of the reimbursement of the credit guaranteed by the Prior Pledge.

        1.4.4 "Olivetti" means Olivetti S.p.A., a company with registered office in Ivrea (TO), Via Jervis 77.

        1.4.5 "Intermediary" means Banca di Roma S.p.A., in the capacity of depositary of the Olivetti Shares and Warrants and of intermediary pursuant to Legislative Decree No. 58 of February 24, 1998, Title V of Legislative Decree No. 213 of June 24, 1998, and CONSOB Regulation No. 11768.

        1.4.6   "Common Representative" means the entity (currently Banca di
                Roma) which, pursuant to Article 12 of this instrument, is constituted as mandatary representing the Secured Creditors for all aspects related to this instrument and the guarantee rights constituted herein.



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        1.4.7   "Secured Relationships" will mean the credit operations
                contemplated in the Financing Agreement.

        1.4.8 "Warrants" will mean the Warrants named "Olivetti 2001 - 2001 Common Stock Warrants" issued pursuant to the decision of December 18, 2000, of the Board of Directors of Olivetti, acting by delegation granted pursuant to Art. 2344 of the civil code from the Extraordinary Shareholders' Meeting held on April 7, 1999, conferring to the holder the right to subscribe Olivetti Shares at the ratio of 1 (one) Olivetti Share for 2 (two) Warrants, at the subscription price of EURO 2 (two) for each share.

2.      CONSTITUTION OF PLEDGE ON DEMATERIALIZED FINANCIAL INSTRUMENTS

2.1 The Constituent jointly constitutes in pledge jointly and pro-indiviso in favor of each of the Secured Creditors (and their successors, assigns and beneficiaries, universal or particular), as guarantee of the Secured Credits (as defined in Article 3 below):

        2.1.1 1,701,802,250= Olivetti Shares, representing a holding of 23.34% (twenty-three point thirty-four percent) of the capital of Olivetti;

        2.1.2   68,409,125 Warrants.

2.2 The pledge referred to herein is constituted subordinately to the release of the Prior Pledge, and will therefore become effective, by direct effect of this instrument, upon the reimbursement of the credit guaranteed by the Prior Pledge.

2.3      The pledge rights constituted herein include:

        2.3.1   the Olivetti shares identified in Article 2.1 above;

        2.3.2 all option and preemption rights related to the Shares constituted in Pledge;

        2.3.3 any good or right received, distributed or otherwise receivable, in the event of capital reduction or liquidation, in connection with the Shares constituted in Pledge;

        2.3.4 dividends or other assets and proceeds distributed in connection with the shares and stocks which are part of the rights and assets constituted in pledge hereunder, but only if the Common Representative, as mandatary of the Pledge Creditors, has communicated to the Constituent that an "Event of Default" has occurred, pursuant to the Financing Agreement, as set forth in
                Article 7 below;

        2.3.5   the Warrants identified in Article 2.1 above;

        2.3.6 any right related to the Warrants, with particular reference, pursuant to Article 8 below, to the right to subscribe Olivetti common shares.

2.4 Moreover, the following are constituted in pledge as of now in favor of the Secured Creditors:

        2.4.1 all shares issued and assigned by Olivetti to the Constituent in connection with the Shares constituted in Pledge due to free capital increases;



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        2.4.2     all shares subscribed by the Constituent at the time of
                  increases in the payment of the capital one of Olivetti, following the exercise of the option rights related to the Shares constituted in Pledge. It is, however, understood, that the Secured Creditors, acting through the Common Representative, will still be obligated to release without delay from the pledge constituted by them the Olivetti shares:

                  (a) issued at the time of a capital increase whose subscription by the Constituent has been fully financed with resources other than draw-downs under the Financing Agreement; and

                  (b) if and to the extent that such release does not cause all Shares constituted in Pledge, which remain subject to the pledge after such release, to represent a holding below 23.34% (twenty-three point thirty-four percent) of all Olivetti common shares.

        2.4.3 The Common Representative is authorized as of now to obtain from the Intermediary the fulfillment of all the necessary formalities for the perfection of the pledge, pursuant to
                  Article 5 below, on the shares constituted in pledge pursuant to Paragraphs 2.4.1 and 2.4.2.

2.5 The Olivetti shares indicated in Paragraph 2.1.1 above, and all subsequent Olivetti Shares constituted in pledge from time to time pursuant to this instrument, are hereinafter referred to as the "Shares constituted in Pledge." The Shares constituted in Pledge, the Warrants and the other financial instruments constituted in pledge from time to time pursuant to this instrument are hereinafter referred to, together, as the "Financial Instruments constituted in Pledge."

3.      SECURED CREDITS

3.1 The pledge rights constituted pursuant to this instrument guarantee--jointly and for their entire value and right of discussion for any third party surety--including all credits, existing or future, of the Secured Creditors--including all credits, existing or future, of Banca di Roma S.p.A. in the capacity of Facility Agent, Security Agent and Collateral Monitoring Agent (as defined in the Financing Agreement)--arising under any status from the Secured Relationships, including, as an example:

        3.1.1 any credit for the reimbursement of capital, payment of interest, including late interest, owed under the Secured Relationships;

        3.1.2 any credit for the reimbursement of expenses, commission, compensation, cancellation charges, damages and other indemnities, reimbursement of indemnities and taxes (included increases in amounts payable due to higher taxes) owed to the Secured Creditors or one of them based on the terms of the Secured Relationships;

        3.1.3 any credit owed to any of the Secured Creditors as a consequence of nullity, cancellation or, furthermore, total or partial invalidity or non-enforceability of the Financing Agreement;



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        3.1.4     any other credit valid under the Secured Relationships, or any credit for the recovery of expenses and charges incurred in connection with the recovery of sums owed following the exercise of the rights arising from such relationships;

        3.1.5 each and every credit of any of the Secured Creditors arising from the revocation, legal decision of invalidity and/or non-enforceability, including in connection with each and any payment made under the obligations and responsibilities arising under any status from the Secured Relationships.

3.2 The pledge constituted pursuant to this instrument also guarantees, and to the same degree as indicated in the preceding paragraph, all the credits of the Secured Creditors originating from the Secured Relationships, including as a result of possible draw-downs granted by the Secured Creditors beyond the credit limit granted in the Secured Relationships or after the expirations originally set forth therein, or the communication of the opt-out or cancellation of said contractual relationships.

3.3 The credits guaranteed with the pledge rights constituted under this instrument are hereinafter identified as the "Secured Credits."

4.      EFFECTIVENESS AND EXTINCTION OF THE GUARANTEE

4.1 Except as set forth in Article 4.5 below, the pledge guarantee constituted by this instrument will remain valid in its entirety notwithstanding any reimbursement or partial implementation of the Secured Credits, until they have been fully paid and all the relative payments are no longer subject to cancellation due to bankruptcy due to the lapse of the period during which such action may be filed under Italian laws.

4.2 Furthermore, subject to Article 4.5 below, if any of the Secured Credits has been reimbursed prior to its maturity date, as originally established in the respective Secured Relationship from which it originates, the pledge guarantee under this instrument will remain valid in its entirety for a period that may not, in any case, be shorter than two years from the receipt of such prepayment.

4.3 The provisions of Paragraph 4.2 above also apply (always without prejudice to the provisions of Article 4.5 below), if such payment has been made prior to its original maturity date:

        4.3.1 pursuant to any contractual provision which allows the Constituent to establish unilaterally a prepayment date (in full or in part) of the respective Secured Credit (so-called right of "Voluntary Prepayment" pursuant to Article 7.4 of the Financing Agreement);

        4.3.2 pursuant to any contractual provision which obligates the Constituent to prepay, in full or part, of the amount owed pursuant to the Financing Agreement (so-called "Mandatory Prepayment" pursuant to Article 7.2 of the Financing Agreement);

        4.3.3 in connection with the exercise by the Secured Creditors, or some of them, of the right, established in the respective Secured Relationship, to deprive the Constituent from the benefit of term in connection with the Secured Credit to be reimbursed (so-called "Acceleration" of the financing, pursuant to Article 20.16 of the Financing Agreement).



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4.4     Upon complete payment by the Constituent of the Secured Credits, and without prejudice to Article 4.5 below, upon the lapse of period of cancellation due to bankruptcy applicable to the respective payments, as indicated above, the pledge constituted under this instrument will lose its validity, all rights related to the Financial Instruments constituted in Pledge will be returned to the Constituent, at the latter's request and expense, the Common Representative of the Secured Creditors will consent to the notation of the cancellation of the pledge constituted under this instrument, giving, for such purpose, instructions to the authorized intermediary holding on deposit the Financial Instruments constituted in Pledge.

4.5 In derogation to the provisions to the contrary set forth in the preceding paragraphs, the pledge constituted under this instrument must be released by the Common Representative, which, for this purpose, will confirm, including on behalf of the other Secured Creditors, the consent to the extinction of the pledge to the Intermediary and Olivetti, at the time the credit disbursed and any other amount owed under the Financing Agreement has been fully reimbursed to the Secured Creditors, without possibility for any further draw-down from the credit granted under the Financing Agreement, and the Constituent has supplied to the Common Representative of the Secured Creditors the following documents, in the form and contents deemed appropriate by the latter:

        4.5.1 certificate of registration in the ordinary section issued by the competent Chamber of Commerce, Industry, Handicrafts and Agriculture - Registry of Companies, showing that the Constituent is not subject to bankruptcy proceedings;

        4.5.2 bankruptcy court certificate issued by the competent court, showing that the Constituent is not subject to bankruptcy proceedings;

        4.5.3 protest search, showing that the Constituent has not incurred by protests;

        4.5.4 certificate issued by the Property Executions Office of the Court at the location of the Constituent's registered office (and if different, of the latter's head office), showing that no property execution has been filed against the Constituent; and

        4.5.5 a declaration issued by the company in charge pro tempore of the financial audit of the Constituent, certifying that said audit firm is not aware of any fact or circumstance from which it could, in good faith, deduct that the Constituent is in a state of insolvency or that it will become insolvent in the two years after the release date of said declaration.

4.6 The provisions of the preceding paragraphs are without prejudice to the provisions of Article 7.3(b) of the Financing Agreement, which indicates the possibility that the Constituent, upon occurrence of certain conditions established therein, requests and obtains from the Security Agent the release of part of the Financial Instruments constituted in Pledge constituted thereunder.

4.7 The pledge guarantee constituted under this instrument will be additional to any other personal or real guarantee from which the


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        Secured Creditors may benefit, now or in the future, or come to benefit from in connection with all or some of the Secured Credits.

4.8 The pledge guarantee constituted under this instrument will remain fully independent from subsequent modifications made in the Secured Relationships, including, illustratively, in the event of extension of the reimbursement term, partial or total transfer of the Secured Relationships or the Secured Credits caused by them or other modifications of the terms and conditions applicable to them, except as otherwise agreed in writing between the parties to the Secured Relationships.

5.      PERFECTION OF THE PLEDGE

5.1 The Constituent undertakes to cause, as soon as possible and, in any event, within five days from the Release Date of the Prior Pledge:

        5.1.1 the Intermediary to open an account pursuant to Article 45 of CONSOB Regulations No. 11768 of December 23, 1998 ("Regulation 11768"), in order to record the creation of the pledge created under this instrument on the Financial Instruments constituted in Pledge;

        5.1.2 the Intermediary to assure the notations referred to in the first paragraph of Article 45 of Regulation 11768 with reference to the pledge lien created under this instrument on the Financial Instruments constituted in Pledge;

        5.1.3 the Intermediary to assure the transcription of transcribed the data of the account referred to in the previous paragraph in the register instituted pursuant to Article 87 of Legislative Decree No. 58 of February 24, 1998 "Unified Financial Intermediation Law");

        5.1.4 the Intermediary to request Olivetti, pursuant to the paragraph four, Article 87 of the Unified Financial Intermediation Law, to obtain the notation of the creation of the pledge lien on the Financial Instruments constituted in Pledge in the appropriate corporate books.

5.2 In addition, the Constituent must, as soon as possible and within five days from the time the respective formality is completed by the Intermediary or Olivetti, as the case may be:

        5.2.1 cause the Intermediary to transmit to the Common Representative an authentic copy or authentic extract of the recording referred to in Paragraph 5.1.1 and the notation in the register of liens referred to in Paragraph 5.1.3;

        5.2.2 transmit to the Common Representative an authentic copy or authentic extract of the pages of the shareholders' book of Olivetti showing the notation referred to in Paragraph 5.1.4 above, as soon as said formality is completed.

5.3 The Constituent will offer all cooperation to the Intermediary and Olivetti for the completion of the formalities referred to in Article
        5.1 above.

5.4 The Constituent must complete or cause completion of any other formality required from time to time under applicable law in connection with the


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        constitution and existence of the pledge guarantee constituted under this instrument on the Financial Instruments constituted in Pledge.

5.5 Banca di Roma, as Intermediary, undertakes, within its jurisdiction, to execute the instructions received from the Constituent for the purposes of this Article.

6.      GUARANTEES OF THE CONSTITUENT

6.1 The Constituent represents and guarantees to the Secured Creditors the following:

        6.1.1 that it is competent to sign this instrument and to obligate themselves pursuant to this instrument, and that all necessary corporate or other decisions in connection thereto have been duly and validly adopted and have not been and will not be, as necessary, revoked;

        6.1.2 Olivetti is joint-stock company validly constituted and existing under Italian law, whose Articles of Incorporation and Bylaws do not indicate any right of pre-emption or other restriction that may prevent or limit the execution of the pledge rights referred to in this instrument;

        6.1.3 Olivetti is not, to date, subject to any proceeding of liquidation, bankruptcy or administrative proceeding, or any other proceeding or action of any type that may prevent the regular continuation of its corporate object, or that may constitute or imply a restriction in the rights of its creditors or prevent the signing of this instrument and the perfection of the actions referred to herein;

        6.1.4 the Shares constituted in Pledge represent, to date, 23.34% (twenty-three point thirty-four percent) of the entire voting capital of Olivetti and have been validly issued, subscribed and paid-up in the par amount of EURO 1,701,802,250= (EURO one billion seven hundred one million eight hundred two thousand two hundred fifty);

        6.1.5 the Constituent is the only legitimate and exclusive owner of the Financial Instruments constituted in Pledge, which, except as set forth in Recital 2 (D), are free from any guarantee or right of third parties, of a real or personal nature, of any type, with the exception of those deriving directly and exclusively from the law, are not subject to pledges or attachments or other restrictive provision and are freely transferable;

        6.1.6 the pledge constituted under this instrument will constitute, from the Release Date of the Prior Pledge and until it is released in accordance with said instrument, a valid pledge surety not subject to preferred rights of third parties.

7.      RIGHT TO DIVIDENDS AND VOTING RIGHTS

7.1 In derogation to the right set forth in Article 2791 of the civil code, the Secured Creditors consent to the payment of dividends in connection with the Shares constituted in Pledge to the Constituent, but the occurrence of any event or circumstance defined as "Event of Default" in the Financing Agreement will constitute a resolutory condition for such


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        consent of the Secured Creditors to the payment of dividends to the
        Constituent. In the occurrence of any such events or circumstances, any dividend payable by Olivetti in connection with the Shares constituted in Pledge (even if deliberated previously) must be paid to the Common Representative on behalf of the Secured Creditors.

7.2 In derogation to Article 2352, paragraph one, of the civil code, but in compliance with the provisions of Article 10.1.2 below, the voting right in the Shareholders' Meeting corresponding to the Shares constituted in Pledge will belong to the Constituent until the occurrence of an event or circumstance defined as "Event of Default" in the Financing Agreement. As of the occurrence of an event or circumstance defined as "Event of Default" in the Financing Agreement, the contractual derogation to Article 2352, paragraph one, of the civil code will lose all validity and the voting right corresponding to the Shares constituted in Pledge will automatically belong to the Secured Creditors.

7.3 Should a Shareholders' Meeting of Olivetti be called to deliberate on an item on the respective agenda whose approval by said meeting would constitute by itself an "Event of Default" pursuant to the Financing Agreement, the Common Representative will have the power to substitute himself temporarily to the Constituent in the exercise of the voting rights in the meeting in question, in order to avoid the occurrence of such Event of Default.

7.4 The Common Representative will notify the Constituent, Olivetti and the Intermediary of the occurrence of any event or circumstance that, pursuant to the provisions above, entitle the Secured Creditors to exercise the right to receive dividends or to exercise the voting right.

7.5 The notice from the Common Representative mentioned in the preceding paragraph may not, however, be sent if previously the situation constituting the "Event of Default" in question has been remedied, and the right to collect the dividends and to exercise the vote in the Shareholders' Meeting of Olivetti, in such hypothesis, will continue to belong to the Constituent.

7.6 The transfer of the voting right in the Shareholders' Meeting will refer to any meeting held after the Common Representative sends said notice, and the transfer of the right to receive dividends will subsequently refer to any dividend payable by Olivetti after said notice was sent.

7.7 The Constituent agrees that it may not raise exceptions, objections or defense, including motions for injunctions or urgent measures, regarding:

        7.7.1 the right of the Secured Creditors to exercise the voting right in the Shareholders' Meeting and the right to dividends, pursuant to the preceding provisions;

        7.7.2 the modalities of exercising the voting rights, pursuant to the preceding provisions,

                  except in the event of fraud or gross negligence of the Secured Creditors and/or Common Representative, whereby any other action must be deemed waived and precluded. It is therefore understood that, except in the


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event of fraud or gross negligence of the Secured Creditors and/or Common
Representative, any such action, exception or defense will not affect the exercise of such rights, and that consequently the Constituent may not petition for judicial provisional measures or urgent measures to enjoin, prevent or limit the legitimate exercise or modalities of exercise of the voting rights or the right to receive dividends.

8.      EXERCISE OF THE RIGHTS RELATED TO THE WARRANTS

8.1 The Constituent may ask the Common Representative, including in several installments, to subscribe the Olivetti Shares arising from the exercise of the Warrants, by written request to the Common Representative and paying the necessary sum for such subscription not less than two business days before the day requested from the Representative Common for the exercise of such right. It is understood that the Olivetti shares subscribed by exercising the Warrants must be deposited with the Intermediary, and are understood as of now irrevocably constituted in pledge pursuant to the terms of this instrument.

                          The Common Representative is authorized as of now to obtain from the Intermediary the fulfillment of all necessary formalities for the perfection of the pledge, pursuant to Article 5 above, on Shares constituted in Pledge arising from the exercise of the Warrants.

8.2 In case of failure to exercise the subscription rights of the Warrants within 10 days before their expiration date, the Common Representative is irrevocably authorized as of now to sell the Warrants through an authorized broker and to keep the respective proceeds in an escrow account guaranteeing the Secured Credits.

8.3 The Constituent grants to the Common Representative of the Secured Creditors all necessary powers of representation in order to perform the actions set forth in the preceding paragraphs of this article in connection with the exercise of the Warrants on behalf and for the account of the Constituent and/or to sell them to third parties, and undertakes to hold harmless the Common Representative for any documented expense incurred in the disposal of the shares as set forth in the preceding paragraphs of this article in connection with the exercise of the Warrants on behalf and for the account of the Constituent and/or their sale to third parties.

9.      ASSIGNMENT OR TRANSFER OF THE RIGHTS OF THE SECURED CREDITORS

9.1 The Constituent confirms and agrees that the pledge constituted under this instrument will survive in its entirety and will be transferred, in all or in part, without need for any further manifestation of consent from the Constituent, as the legal consequence of a possible partial or full assignment, by any of the Secured Creditors, of the Secured Relationships or the Secured Credits.

9.2 In connection with the pledge rights referred to in this instrument, the assignment of the Secured Relationships or Secured Credits will have the nature and effect of an assignment of contract and assignment of credit, as the case may be, excluding any novation of the contract or secured credit existing at the time such assignment is perfected.


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

9.3 Without prejudice to the accessory and automatic nature of the transfers referred to in the previous paragraphs, the Constituent agrees that the Secured Creditors, acting through the Common Representative, may at any time obtain from the Intermediary the fulfillment of any formality, including the update of the formalities referred to in Article 5 above, as necessary or deemed appropriate by the Representative Common in order to make enforceable against third parties the assignment of the pledge hereunder following the assignment of the Secured Relationships or Secured Credits, including in the event of syndication of the Secured Relationships in the banking market.

10.     OBLIGATIONS OF THE CONSTITUENT

10.1    The Constituent will have the following obligations:

        10.1.1 except as otherwise set forth in the Financing Agreement and except if otherwise agreed in writing between the parties to the Financing Agreement, to refrain from selling, alienating in any way, exchanging or otherwise disposing of the Financial Instruments constituted in Pledge or of any other interest related to them or from signing any agreement or giving its consent to any act that implies a restriction or limitation in connection with the Financial Instruments constituted in Pledge;

        10.1.2 to exercise in good faith the voting rights of the Shares constituted in Pledge so as to not to damage the rights and interests of the Secured Creditors as holders of the guarantee rights constituted under this instrument;

        10.1.3 to cause the Shares constituted in Pledge to represent at all times a percentage not lower than 23.34% (twenty-three point thirty-four percent) of all Olivetti common shares;

        10.1.4 not to consent to the creation of any privilege or right of third parties, for guarantee or otherwise, concerning the Financial Instruments constituted in Pledge, with the exception of those rights and privileges arising directly and exclusively from the law;

        10.1.5 to cooperate with the Secured Creditors in the protection of their rights as secured creditors in connection with the Financial Instruments constituted in Pledge against the claims of third parties;

        10.1.6 from time to time and at any time, to stipulate and execute all additional documents and acts and to perform all actions arising from such documents and acts, as necessary or requested by the Secured Creditors in order to (1) assure and maintain the validity of the pledge constituted hereunder, including by attributing a "firm date" to the notations of the pledge in the register of liens of the Intermediary, through the latter; and/or (2) grant the Secured Creditors the exercise of their own rights in connection with the Financial Instruments constituted in Pledge, as object of the pledge hereunder;

        10.1.7 to promptly transmit to the Common Representative of the Secured Creditors a copy of every communication or information with respect to facts and circumstances that involve a negative impact on the Secured Relationships, the pledge constituted under this instrument or the Financial Instruments constituted in Pledge;

        10.1.8 to inform the Common Representative of the Secured Creditors about any possible claim or action filed by any party in connection with the Financial Instruments constituted in Pledge, provided it is not evidently frivolous or reckless;

        10.1.9    to cause, without prejudice to the provisions of Article
                  10.1.1 of this instrument, in the event of alienation of the Financial Instruments constituted in Pledge that are not prohibited pursuant to the Financing Agreement, every third party buyer to sign an instrument of adhesion to the pledge constituted pursuant to this instrument, promising to the Secured Creditors to respect the terms thereof.

10.2 The costs arising from the commitments referred to in this article will be paid by the Constituent.

11.     DISCUSSION OF THE PLEDGE

11.1 For the purpose of the discussion of the pledge constituted under this instrument, the Constituent agrees that the Secured Creditors, acting exclusively through their Common Representative on their behalf and account, are authorized, pursuant to the last paragraph of Article 2797 of the civil code, to cause the sale, in all or in part, including in several installments, the Financial Instruments constituted in Pledge and any others constituted in pledge pursuant to this instrument, giving mandate for the sale under the best market conditions available to a credit institution or securities brokerage firm or another securities specialist. In all events, it will be necessary to report to the Constituent the terms of the sale so made. The discussion of the pledge must be preceded by a written notice to comply sent by the Common Representative to the Constituent, in connection with the Secured Relationships and the Secured Credits, and the object of the pledge constituted pursuant to this instrument may not be sold unless 10 Business Days have lapsed from receipt of said notice by the Constituent without performance of the obligations indicated in the notice.

11.2 The proceeds of the sale of the Financial Instruments constituted in Pledge and any others constituted in pledge pursuant to this instrument must be used by the Secured Creditors to reimbursement the Secured Credits.

11.3 However, this is without prejudice to any other form of discussion of the pledge and alienation of the shares set forth in the law, including, without limitation thereto, the possibility to request the assignment for payment of the Financial Instruments constituted in Pledge.

11.4 For the purposes of the above, the Constituent agrees that the Common Representative of the Secured Creditors may represent each of the Secured Creditors for any formality in connection with the discussion of


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

        the pledge and the transfer of the Financial Instruments constituted in Pledge and/or the respective option rights.

11.5 The discussion of the pledge hereunder, according to the forms set forth in the preceding paragraphs, may take place:

        11.5.1 in the circumstances referred to in Article 20.16(d) of the Financing Agreement;

        11.5.2 in any circumstance in which the Constituent is obligated, pursuant to Article 7.2 of the Financing Agreement, to carry out a Mandatory Prepayment (obligatory advance refunding), partial or total, of the credit disbursed pursuant to the Financing Agreement, and fails to do so in full and in a timely fashion, in the various circumstances in which such mandatory prepayment is contemplated and/or is requested by the Agent as set forth therein.

12.     COMMON REPRESENTATIVE OF THE SECURED CREDITORS

12.1 The Constituent takes note that Banca di Roma S.p.A., in the capacity of Common Representative of the Secured Creditors, has substantial and procedural representation power, as plaintiff and defendant, in connection with the pledge rights referred to herein. For this purpose, every right and power of the Secured Creditors or any of them pursuant to this instrument, and in connection with the pledge rights constituted herein, may be exercised by Banca di Roma S.p.A. as their Common Representative, including the power to vote in the shareholders' meeting of Olivetti, with the rights of the Secured Creditors, to collect dividends and any other amount, and to file any judicial action, including of a provisional nature, in order to protect the pledge rights and their discussion, as indicated above, on behalf of the Secured Creditors.

12.2 As a result of the above, the Constituent may validly send any communication only to the Common Representative (even if addressed to the other Secured Creditors or only one of them, as the case may be) and to consider any communication coming from the Common Representative in connection with the pledge and the Shares constituted in Pledge as also coming from the other Secured Creditors (or some of them, if so specified), unless otherwise specified in the communication.

12.3 The provisions of the previous paragraph will also apply to the communication referred to in Article 7 above, with reference to the notice of transfer of the right to dividends and/or voting rights, and in connection with the exercise of the voting rights of the Shares constituted in Pledge.

12.4 The Constituent takes note of the above and of the right of the Secured Creditors to substitute Banca di Roma S.p.A. by another subject which, for the purposes of this act, will have the same prerogatives and the same powers as Banca di Roma S.p.A. in the capacity of mandatary representing the Secured Creditors, and which must be approved in writing by the Constituent, with the understanding that the Constituent may not delay or deny such consent without justified reason. In derogation to the above, the substitution of Banca di Roma S.p.A. as "Security Agent" pursuant to the Financing Agreement will involve its automatic substitution as Common Representative for the purposes of this instrument, in favor of the subject that will assume the role of "Security Agent" in substitution of Banca di Roma S.p.A., with the only obligation of communicating such substitution to the Constituent.

12.5 The possible substitution of the Common Representative will take effect towards the Constituent from the time of receipt by the Constituted of the respective communication, to be issued, in the case referred to in the first part of Article 12.4, after the receipt of the approval from the Constituent; it is understood, however, that, in the case referred to above in the second part of Article 12.4, any communication transmitted pursuant to the Financing Agreement, notifying the Constituent of the substitution of the "Security Agent," will be deemed sufficient.

13.     ELECTION OF ADDRESS AND COMMUNICATIONS

13.1 For the purposes of this instrument and the guarantee rights arising from it, the Constituent elects domicile at the address indicated in the following paragraph. Any communication in connection with this instrument and the guarantee rights constituted hereunder, including service of any judicial and procedural act related to this instrument and guarantee rights constituted herein may be forwarded to said domicile elected by the Constituent.

13.2 Any notice, communication or document sent to any of the parties to this contract must be sent via registered letter with acknowledgement of receipt or via fax or email confirmed by registered letter with acknowledgement of receipt, to the interested party, to the address indicated below, or any other address subsequently communicated in writing by either one of the parties to the other.

                The Constituent:

                Olimpia S.p.A.

                Viale Sarca 222 - 20126 Milan

                Tel. 02 6442 4576 and 02 6442 2349

                Fax: 02 6442 3480

                Attn.: Eng. Luciano Gobbi / Dr. Silvia Gironi

                email: luciano.gobbi@pirelli.com and silvia.gironi@pirelli.com

                The Secured Creditors, c/o the Common Representative:

                Banca di Roma S.p.A.

                Piazza Tommaso Edison 1 - 20123 Milan

                Nucleo Pool

                Attention Dr. Saverio Giambitto

                tel. 02 80273 408

                fax. 02 80273 564

                email: saverio.giambitto@bancaroma.it

                Corporate, Registered office of Milan

                Attention Dr. Paola Ghilardi

                tel. 02 80273 534

                fax. 02 80273 414

                email paola.ghilardi@bancaroma.it

14.     MISCELLANEOUS

14.1 The Constituent agrees that the Secured Creditors and their Common Representative will not be responsible for damage caused to the Constituent and/or Olivetti by the modalities of exercise, attempted exercise or failure to exercise any of the rights, actions, powers, remedies or functions to which they are entitled pursuant to this instrument and the pledge rights constituted therein, except in the event of fraud or gross negligence, and limited to the subject who may be directly charged with such fraud or gross negligence.

14.2 Any amendment of the provisions of this instrument, or of the pledge rights constituted therein, or any waiver of enforcing the rights set forth therein, will not produce any effects unless such amendment or waiver arise from an act signed by the Constituent and the Common Representative of the Secured Creditors.

14.3 The Constituent will cause Olivetti to be notified of the constitution of the pledge pursuant to this instrument and to take note and agree with the provisions of Article 9 in connection with the transfer to the Secured Creditors of the right to receive dividends on the Shares constituted in Pledge and the voting rights of the Shares constituted in Pledge.

15.     GOVERNING LAW AND COURT OF JURISDICTION

15.1 This instrument and the pledge rights constituted thereunder are governed by Italian law.

15.2 Except for cases of non-transferrable jurisdiction set forth in the law, the Court of Milan will have jurisdiction to take cognizance of any dispute between the parties arising from this instrument and the guarantee rights constituted thereunder. However, there will be no prejudice to the right of the Secured Creditors to resort to any other competent judge pursuant to current legal provisions.

16.     TAXES, DUES AND EXPENSES

16.1 The taxes, dues and expenses of this instrument, consequent formalities and future cancellations are payable by the Constituent.

16.2 This instrument is subject to registration tax only in the event of its use as an instrument formed outside the territory of the Italian State. In the event of registration, the fixed tax will be deducted, as an act constituting the guarantee of the obligations of the Constituent alone.

















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

London, October 30, 2001



Olimpia S.p.A.

----------------------------------------

----------------------

----------------------
authorized by power of attorney issued on October 2, 2001, authenticated by notary public Dr. Ezio Ricci, No. 41793 in his repertory.


IntesaBci S.p.A.

----------------------------------------

----------------------

----------------------
authorized by power of attorney issued on October 25, 2001, authenticated by notary public Dr. Renato Giacosa, No. 35332 in his repertory.


Unicredit Banca Mobiliare S.p.A.

----------------------------------------

----------------------

----------------------
authorized by power of attorney issued on October ____, 2001, authenticated by the notary public Dr. _________________, No. ______________ in his repertory.


Banca di Roma S.p.A.

----------------------------------------

----------------------

----------------------
in the capacity of officers of Banca di Roma S.p.A., and, as such, authorized by decision of the Board of directors of Banca di Roma S.p.A. dated December 28, 1998, deposited in the documents of notary public Prof. Dr. Gennaro Mariconda, No. 36571 in his repertory. Banca Cassa di Risparmio di Torino S.p.A.

----------------------------------------

----------------------

----------------------
authorized by power of attorney issued on October 25, 2001, authenticated by notary public Dr. Giuseppe Tomaselli, No. 384009 in his repertory.


Rolo Banca 1473 S.p.A.

----------------------------------------

----------------------

----------------------
authorized by power of attorney issued on October 25, 2001, authenticated by notary public Dr. Adolfo Franchi, No. 143389 in his repertory.












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